EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Amendment No. 1 to Registration Statement No. 333-206548 on Form S-4 of Heartland Financial USA, Inc. of our report dated April 20, 2015 relating to the consolidated financial statements of  Premier Valley Bank and to the reference to us under the heading “Experts” in the proxy statement/prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Sacramento, California
September 21, 2015